EXHIBIT 99.4
June 4, 2010
Board of Directors
Allegheny Energy, Inc.
800 Cabin Hill Drive
Greensburg, PA 15601

Re:	Amendment No. 1 to Registration Statement on Form S-4 of FirstEnergy Corp., filed on June 4, 2010
Ladies and Gentlemen:
Reference is made to our opinion letter, dated February 10, 2010 (the “Opinion Letter”) and our name, with respect to the fairness from a financial point of view to the holders (other than FirstEnergy Corp. (“FirstEnergy”) and its affiliates) of the outstanding shares of common stock, par value $1.25 per share (the “Shares”), of Allegheny Energy, Inc. (the “Company”) of the exchange ratio of 0.667 of a share of common stock, par value $0.10 per share, of FirstEnergy to be paid to such holders for each Share pursuant to the Agreement and Plan of Merger, dated as of February 10, 2010, by and among FirstEnergy, Element Merger Sub, Inc., a direct wholly-owned subsidiary of FirstEnergy, and the Company.
The Opinion Letter was provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our Opinion Letter in the above-referenced Amendment No. 1 to the Registration Statement.
In that regard, we hereby consent to the reference to our Opinion Letter and our name under the captions “Summary — Opinion of Allegheny Energy’s Financial Advisor,” “Risk Factors,” “The Merger — Background of the Merger,” “The Merger — Recommendation of the Allegheny Energy Board of Directors and Its Reasons for the Merger,” “The Merger — Certain Unaudited Prospective Financial Information Utilized by the Allegheny Energy Board of Directors and Allegheny Energy’s Financial Advisor” and “The Merger — Opinion of Allegheny Energy’s Financial Advisor” and to the inclusion of the Opinion Letter in the Joint Proxy Statement/Prospectus included in the above-mentioned Amendment No. 1 to the Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our Opinion Letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.
Very truly yours,

/s/ Goldman, Sachs & Co. (GOLDMAN, SACHS & CO.)